Exhibit 2.1

FIRST AMENDMENT TO THE MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING

TRADEMARKS AND RELATED INTELLECTUAL PROPERTY

This First Amendment to the Master Ownership and License Agreement regarding Trademarks and Related Intellectual Property (the “Amendment”) is effective as of July 15, 2013 (“Amendment Effective Date”) by and between Intercontinental Great Brands LLC (former company name GroceryCo IPCo Foods Global Brands LLC (“SnackCo IPCoSnackCo IPCo”) and GroceryCo IPCo Foods Group Brands LLC (“GroceryCo IPCoGroceryCo IPCo”).

Background

SnackCo IPCo and GroceryCo IPCo entered into the Master Ownership and License Agreement Regarding Trademarks & Related Intellectual Property (“the Agreement”) as of September 27, 2012 and now wish to amend the Agreement.

Amendment of Agreement

The parties agree as follows:

1. Amendments

1.1. Sections 3.l(a)(i), 3.1(a)(ii), 3.1(b)(i), 3.1 (l) (i) 3.1(o), 3.2(b) and 3.2(e) of the Agreement are hereby deleted in their entirety and replaced with the Amended and Restated Sections as set forth on the attached Exhibit A.

2.	Miscellaneous

2.1 Full Force and Effect. Except as expressly provided in this Amendment, the Agreement remains unchanged and in full force and effect.

2.2 Counterparts. This Amendment may be executed in counterparts. Facsimile signatures are binding.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date noted in the first Paragraph.

INTERCONTINENTAL GREAT BRANDS LLC	KRAFT FOODS GROUP BRANDS LLC

By: Its Sole Member Intercontinental Brands LLC	By	/s/ Susan Frohling
	Its:	Chief Trademark Counsel

/s/ Jonas Bruzas
Jonas Bruzas, Vice President

Exhibit A

Section 3.1(a)

“(i) cheese, including, without limitation, processed cheese, cream cheese, grated cheese, hard cheese and natural cheese in the Near East Countries, Australia and New Zealand, including the use of the GroceryCo marks “Singles” and “Deli Deluxe” for processed cheese;

(ii) processed cheese in Mauritius, Mexico, Venezuela, Malaysia, Singapore and Philippines, including the use of the GroceryCo marks “Singles” and “Deli Deluxe” for processed cheese;”

Section 3.1(b)

“(i) cheese, including, without limitation, cream cheese, processed cheese, grated cheese, hard cheese and natural cheese in the Asia Pacific Countries (excluding (x) for all types of cheese: Australia, Indonesia and New Zealand, (y) for processed and cream cheese: Japan and (z) for processed cheese: Malaysia, Singapore and the Philippines), the European Union, the CEE Countries (other than those countries which are member states of the European Union as at the Distribution Date), the MEA Countries (excluding Mauritius and the Near East Countries), the Central American Countries, the South American Countries (excluding Venezuela) and Mexico (excluding for processed cheese); for the avoidance of doubt, any license to processed cheese under this Section 3.l(b)(i) shall include the use of the GroceryCo Mark “Singles” for processed cheese but shall not include “Deli Deluxe” for processed cheese;”

Section 3.1 (l)

“(i) “Yuban”, “Sanka” and “Brim” coffee in Japan, with the right to sublicense to Ajinomoto General Foods, Inc., and for a license and sublicense term that commences on the Distribution Date and continues until, subject to Section 2.10, the date on which SnackCo IPCo and its Affiliates cease to own substantially the same or a greater percentage of Ajinomoto General Foods, Inc. as they own as of the Distribution Date;”

Section 3.1 (o)

“Potential Two-Year License of GroceryCo Mark “MiO” to SnackCo IPCo in Mexico. Solely if and to the extent that GroceryCo obtains a Trademark registration in Mexico for the “MiO” GroceryCo Mark prior to the second anniversary of the Distribution Date, subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby agrees to grant to SnackCo IPCo from the date such Trademark registration is obtained until the second anniversary of the Distribution Date an exclusive, fully-paid, royalty-free and nontransferable license to use and display in Mexico the GroceryCo Mark “MiO” on liquid concentrates and to enforce the MiO GroceryCo Mark against infringements as set forth in Section 3.12; provided, however, that the foregoing license in this Section 3.l(o) shall be exercised only in connection with products incorporating the technology as licensed under, and shall earlier terminate upon the lapse of the exclusivity of the grant to such technology as set forth in Section 5.1 of, the Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property, dated as of the Distribution Agreement, between SnackCo IPCo and GroceryCo IPCo, among other parties.”

Section 3.2(b)

“Two-Year and Five-Year Licenses of Certain SnackCo Marks to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo for the license terms set forth below a fully-paid, royalty-bearing and nontransferable license to use and display in the NA Countries and the Caribbean Countries the following SnackCo Marks in the same relative size or smaller on the principle display panel as used on the Distribution Date in connection with the GroceryCo “Tassimo” business existing on the Distribution Date on which such SnackCo Marks appear on such date in the NA Countries and the Caribbean Countries including such “Tassimo’’ GroceryCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale thereof in the NA Countries and the Caribbean Countries:

(i) from the Distribution Date until the second anniversary of the Distribution Date the following European coffee and chocolate brands: “Café Hag,” “Jacobs,” “Kenco,” “Mastro Lorenzo,” “Milka” and “Suchard”; and

(ii) from the Distribution Date until the fifth anniversary of the Distribution Date the following European coffee and chocolate brands: “Carte Noire,” “Cadbury” and “Cadbury Caramilk’’; provided that the foregoing licenses to “Cadbury” and “Cadbury Caramilk” shall be limited to Canada.

that are used on products currently sold in connection with the “Tassimo” business conducted by the GroceryCo Business. GroceryCo shall pay to SnackCo IPCo or one of its Affiliates (as designated by SnackCo IPCo) a royalty of two and a half percent (2.5%) of all net revenues tax of the GroceryCo Entities for sales in the NA Countries and the Caribbean Countries of GroceryCo Products bearing the SnackCo Marks licensed under this Section 3.2(b). The licenses granted to GroceryCo IPCo in this Section 3.2(b) shall be exclusive in the product category: single serve hot beverages and on-demand brewing systems.”

Section 3.2 (e)

“Two-Year License of SnackCo Marks Used for Ingredients to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the Distribution Date until the second anniversary of the Distribution Date a fully- paid, royalty-free, worldwide and nontransferable license to use and display the “Oreo,” “Chips Ahoy!,” “Honey Maid,” “Ritz,” “Teddy Grahams,” “Nilla,” Wheat Thins,” and “Cadbury Caramilk” SnackCo Marks as an ingredient indicator on GroceryCo Products in the same relative size or smaller on the principle display panel as used on the Distribution Date on which such SnackCo Ma rks appear as an ingredient indicator on such date in such jurisdictions (or, in the case of “Teddy Grahams” in the manner shown in Exhibit B of this Amendment) including such GroceryCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such GroceryCo Products in such jurisdictions. The licenses granted to GroceryCo IPCo in this Section 3.2(e) shall be exclusive to the following extent: (i) the license to the “Oreo” and “Chips Ahoy!” SnackCo Marks shall be exclusive only in the following product categories: pudding, coffee, meal kits and no-bake desserts; (ii) the license to the “Honey Maid” SnackCo Mark shall be exclusive only in the following product category : no-bake desserts; and (iii) the license to the “Cadbury Caramilk” SnackCo Mark shall be exclusive only in the following product category: hot beverages (other than Tassimo single serve hot beverages and on demand brewing systems as set forth in Section 3.2(b)(ii)). For the avoidance of doubt, the licenses granted under, and the exclusivity described in, this Section 3.2(e), shall be subject to Section 2.10.”

Exhibit B